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Tesco Corporation Announces Bob Tessari to

Retire as Chief Technology Officer

For Immediate Release

Trading Symbol:

"TESO" on NASDAQ

"TEO" on TSX

June 19, 2007

HOUSTON, TX - Tesco Corporation ("TESCO") announced today that Bob Tessari, founder and former CEO of the company is stepping down from his position as Chief Technology Officer to assume the CEO position at Turnkey E&P Inc. ("Turnkey"). Mr. Tessari leaves his position at TESCO effective July 16, 2007, but will remain on the board of directors of TESCO. Turnkey is an independent oil and gas company that is focusing its oil and natural gas acquisition, exploitation, development and production activities in the continental United States using CASING DRILLING® technology developed by TESCO.

Julio M. Quintana, President and CEO of TESCO, said, "From TESCO's inception, Bob has been the driving force to develop better and safer ways to drill, bringing unique talents in both operations and technology to the industry. While Bob's CTO skills will be missed, he will continue to provide visionary leadership on the board and at the helm of Turnkey, with whom TESCO has a close working relationship. With Bob running Turnkey, we look forward to even more opportunities to grow and demonstrate the advantages of CASING DRILLING® and expect to continue to work closely with Bob and Turnkey to advance this key strategic technology.

Bob Tessari said, "I knew Julio was the right man to take TESCO to the next level when I selected him as my successor in 2005. Under his leadership, TESCO has grown immensely and the stock price has tripled. I have lost none of my passion for CASING DRILLING®, but with TESCO firmly in Julio's good hands, and CASING DRILLING® a proven success, I'm anxious to apply this technology using Turnkey's purpose built rigs. At Turnkey and as a director of TESCO, I am eager to push CASING DRILLING® to the next level."

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For further information please contact:

Anthony Tripodo (713) 359-7000

Tesco Corporation